SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  August 1, 2005
(Date of earliest event reported)

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

(Exact name of registrant as specified in the charter)

Delaware	0-28559	36-4408076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 South Wacker Drive, Suite 1200, Chicago, IL 60606

(Address of Principal Executive Offices)

(312) 660-5000

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously reported, Universal Access Global Holdings Inc. and its domestic subsidiaries (collectively, the “Company”) entered into an Asset Purchase Agreement with Vanco Direct USA, LLC (“Vanco”) for the sale of substantially all of the Company’s assets pursuant to Section 363 of the U.S. Bankruptcy Code.  On May 20, 2005, the U.S. Bankruptcy Court for the Northern District of Illinois entered an order approving the Asset Purchase Agreement. On August 1, 2005 (the “Closing Date”), the Company and Vanco consummated the transactions contemplated by the Asset Purchase Agreement. In exchange for the Company’s assets and assumption of certain unexpired contracts and leases, Vanco paid $22.2 million in cash, representing the purchase price for the assets and amounts payable to cure defaults under certain contracts and leases assumed by Vanco. Other than with respect to the Asset Purchase Agreement, no material relationship existed between Vanco and the Company or any director or officer of the Company.

Item 5.02. Departure of Principal Officers

Effective on the Closing Date, Valerie Ianieri resigned as Chief Sales Officer of the Company and Chris Conant resigned as Chief Operations Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2005

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

/s/ Randall R. Lay
Randall R. Lay, Chief Executive Officer